Exhibit 4.23

DEVON OEI OPERATING, INC.
as Issuer,
DEVON ENERGY PRODUCTION COMPANY, L.P.
as Successor Guarantor
and
WELLS FARGO BANK, N.A.
as Trustee

THIRD SUPPLEMENTAL INDENTURE
Dated as of January 23, 2006

Supplementing the Indenture dated as of July 8, 1998
8 1/4% Senior Notes due 2018

     This THIRD SUPPLEMENTAL INDENTURE, dated as of January 23, 2006 (this “Third Supplemental Indenture”), is by and among Devon OEI Operating, Inc. (f/k/a Ocean Energy, Inc.), a Delaware corporation (the “Company”), as successor to Ocean Energy Inc., (f/k/a Seagull Energy Corporation), a Texas corporation (“Old Ocean”), Devon Energy Production Company, L.P., an Oklahoma limited partnership (the “New Subsidiary Guarantor”), and Wells Fargo Bank, N.A., as successor to Norwest Bank Minnesota, National Association, as trustee (the “Trustee”). Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Indenture (as defined below).
RECITALS OF THE COMPANY
     WHEREAS, Ocean Energy, Inc., a Delaware corporation (“Old OEI”), as issuer, and Devon Louisiana Corporation (f/k/a Ocean Energy Inc.), a Louisiana corporation (“OEI Sub”), as subsidiary guarantor, executed and delivered to the Trustee the Indenture, dated as of July 8, 1998 (the “Indenture”), providing for the issuance of an aggregate principal amount of $125,000,000 of 8 1/4% Senior Notes due 2018 (the “Notes”); and
     WHEREAS, following the merger of Old OEI with and into Old Ocean, Old Ocean, as successor to Old OEI, and OEI Sub, as subsidiary guarantor, executed and delivered the First Supplemental Indenture, dated as of March 30, 1999, to the Trustee, in which Old Ocean expressly assumed all of the obligations of and was substituted for Old OEI under the Indenture; and
     WHEREAS, following the merger of Old Ocean with and into the Company, the Company, as successor to Old Ocean, and OEI Sub, as subsidiary guarantor, executed and delivered the Second Supplemental Indenture, dated as of May 9, 2001, to the Trustee, in which the Company expressly assumed all of the obligations of and was substituted for Old Ocean under the Indenture; and
     WHEREAS, the New Subsidiary Guarantor is the surviving entity of the merger (the “Merger”) of OEI Sub with and into the New Subsidiary Guarantor that occurred on December 31, 2005; and
     WHEREAS, Section 10.3 of the Indenture, requires the Person (if other than OEI Sub) surviving a merger involving OEI Sub to assume, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, all of the obligations of OEI Sub under the Notes and the Indenture; and
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Third Supplemental Indenture.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1
AGREEMENT TO GUARANTEE
     1.1 Guarantee of New Subsidiary Guarantor. Subject to Section 10.05 of the Indenture, the New Subsidiary Guarantor hereby, jointly and severally with all other Subsidiary Guarantors, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes and the Obligations of the Company under the Notes or under the Indenture, that: (a) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on overdue principal, premium, if any (to the extent permitted by law), and interest on any interest, if any, on the Notes and all other payment Obligations of the Company to the Holders or the Trustee under the Indenture or under the Notes will be promptly paid in full and performed, all in accordance with the terms hereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration, redemption or otherwise. Failing payment when so due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors will be jointly and severally obligated to pay the same immediately.
     The obligations of the Subsidiary Guarantors to the Holders and to the Trustee pursuant to this Third Supplemental Indenture and the Indenture are expressly set forth in Article X of the Indenture, and reference is hereby made to such Indenture for the precise terms of this Subsidiary Guarantee. The terms of Article X of the Indenture are incorporated herein by reference. This Subsidiary Guarantee is subject to release as and to the extent provided in Sections 4.07(c), 4.07(d) and 10.04 of the Indenture.
ARTICLE 2
MISCELLANEOUS PROVISIONS
     2.1 Relation to the Indenture. The provisions of this Third Supplemental Indenture shall become effective as of the effective time of the Merger. This Third Supplemental Indenture and all terms and provisions contained in it shall form a part of the Indenture as fully and with the same effect as if all such terms and provisions had been set forth in the Indenture. The Indenture, as previously supplemented, is hereby ratified and confirmed in all respects and shall remain and continue in full force and effect in accordance with the provisions thereof, as supplemented by this Third Supplemental Indenture. The Indenture, as previously supplemented, and this Third Supplemental Indenture shall be read, taken and construed together as one instrument.
     2.2 No Recourse Against Others. No past, present or future director, officer, employee, incorporator, partner, member, shareholder or agent of the New Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guarantees, the Indenture or this Third Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

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     2.3 Responsibility for Recitals, Etc. The recitals in this Third Supplemental Indenture shall be taken as statements of the Company and the New Subsidiary Guarantor, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.
     2.4 Provisions Binding on New Subsidiary Guarantor’s Successors. All of the covenants, stipulations, promises and agreements in this Third Supplemental Indenture by the New Subsidiary Guarantor shall bind its successors and assigns, whether so expressed or not.
     2.5 New York Contract. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS AND PRINCIPLES THEREOF.
     2.6 Execution and Counterparts. This Third Supplemental Indenture may be executed with counterpart signature pages, each of which shall be an original but both of which shall together constitute but one and the same instrument.
     2.7 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
[Signature page follows]

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     IN WITNESS WHEREOF, the Company, the New Subsidiary Guarantor and the Trustee have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

DEVON OEI OPERATING, INC.,
a Delaware corporation

By:	/s/ Jeffrey A. Agosta

Name:	Jeffrey A. Agosta
Title:	Vice President and Treasurer

DEVON ENERGY PRODUCTION COMPANY, L.P.,
an Oklahoma limited partnership

By:	/s/ Jeffrey A. Agosta

Name:	Jeffrey A. Agosta
Title:	Vice President and Treasurer

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Lynn M. Steiner

Name: Title:	Lynn M. Steiner Vice President

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